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                              EXHIBIT NUMBER 23.3
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We consent to the use in this registration statement of Pacific Lithium Limited, relating to the proposed merger of Lithium Technology Corporation into Pacific Lithium Limited, of our report dated May 11,1999, on the financial statements of Pacific Lithium Limited, and to the use of our name and the statements with respect to us under the heading "Experts" in the Prospectus.





HORWATH PORTER WIGGLESWORTH
Auckland, New Zealand
May 11, 2000